UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2009

CHINA YONGXIN PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26293	20-1661391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

927 Canada Court
City of Industry, California 91748
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (626) 581-9098

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Resignation of Chief Financial Officer

Effective December 4, 2009, Mr. Yongkui Liu tendered his resignation as the Chief Financial Officer of China Yongxin Pharmaceuticals Inc. (the “Company”).  The decision by Mr. Liu to resign from his position was not the result of any material disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Appointment of Chief Financial Officer

Effective December 4, 2009, Mr. Harry Zhang was appointed as the Chief Financial Officer of the Company.

 Mr. Zhang also serves as the chief financial officer and vice president of Surplus Elegant Investment Ltd., and has held such position from June 2007 to the present.  From March 2004 to August 2006, Mr. Zhang served as the chief financial officer of AXM Pharma, Inc.  Mr. Zhang worked as an auditor at Deloitte Touche Tohmatsu from May 1995 to March 2004.  Mr. Zhang worked at the Beijing Municipal Audit Bureau from 1988 to 1995.  Mr. Zhang earned his Bachelor’s degree from Nanjing Agricultural University in 1988 and received his Master of Business Administration degree from the University of Northern Virginia in June 2007.  Mr. Zhang is also a certified public accountant in China.

Mr. Zhang has no family relationships with any of the current directors, executive officers or persons nominated or appointed to become directors or executive officers.  There are also no related party transactions to report involving Mr. Zhang.  Mr. Zhang does not have any material plan, contract or arrangement with the Company.

Item 8.01	Other Events.

Conversion of Preferred Stock to Common Stock

Mr. Yongxin Liu, the Chairman and Chief Executive Officer of the Company, has elected to convert 2,000,000 of the preferred shares standing in the name of Misala Holdings Inc. (BVI) into a total of 12,000,000 common shares (at a conversion ratio of six common shares for each preferred share) pursuant to the Certificate of Incorporation of the Company.

Mr. Yongkui Liu, the Vice President and director of the Company, has elected to convert 1,333,333 of the preferred shares standing in the name of Boom Day Investments Ltd. (BVI) into a total of 7,999,998 common shares (at a conversion ratio of six common shares for each preferred share) pursuant to the Certificate of Incorporation of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2009	CHINA YONGXIN PHARMACEUTICALS INC. (Registrant)

	By:	/s/ Yongxin Liu
Yongxin Liu
Chief Executive Officer